Exhibit 21.1

Subsidiary of Registrant

Subsidiary Name	State of Incorporation
Western Alaska Copper and Gold Company	Alaska

Subsidiary of Western Alaska Copper and Gold Company

Subsidiary Name	State of Incorporation
Piek Incorporated	Alaska